200 Connell Drive
Berkeley Heights, NJ 07922

Genta Secures Up to $12 Million in Convertible Debt Financing

BERKELEY HEIGHTS, NJ – April 2, 2009 – Genta Incorporated (OTCBB:  GNTA.OB) announced today that the Company has entered into definitive agreements with institutional investors to place Secured Convertible Notes due 2012 totaling in aggregate up to $12 million in gross proceeds before fees and expenses. The closing of the first $6 million of Notes is expected to take place on or about April 3, 2009, subject to the satisfaction of customary closing conditions.

The Notes will bear interest at an annual rate of 8% payable semi-annually in notes with similar terms at the Company’s option, and will be convertible into shares of Genta common stock at a conversion rate of 500,000 shares of common stock for every $1,000.00 of principal.  The first one-half of the Notes, or $6 million, will be issued upon initial closing of the transaction.  Holders of the Notes shall have the right, but not the obligation, to purchase an equal amount of additional Notes until the earlier of 36 months from the initial closing date or 90 days after the first regulatory approval of Genasense for marketing by the European Medicines Agency (EMEA) or the Food and Drug Administration (FDA).  The Company shall have the right to force conversion of the Notes in whole or in part if the closing bid price of the Company’s common stock exceeds $0.20, as adjusted for stock splits, for a period of 20 consecutive trading days.  The Notes are secured by a lien on all assets of Genta.

Rodman & Renshaw, LLC, a wholly-owned subsidiary of Rodman & Renshaw Capital Group, Inc. (Nasdaq: RODM) served as the exclusive placement agent for the offering.

This press release is not an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of the securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.  The Notes were offered only to qualified institutional buyers under Rule 144A, and only to a limited few accredited institutional investors under Rule 501.  The Notes offered and the common stock issuable upon conversion have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.  Two major programs anchor the Company’s research platform: DNA/RNA-based Medicines and Small Molecules. Genasense® (oblimersen sodium) Injection is the Company's lead compound from its DNA/RNA Medicines program.  The leading drug in Genta’s Small Molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration.  The Company has developed G4544, an oral formulation of the active ingredient in Ganite®, which has recently entered clinical trials as a potential treatment for diseases associated with accelerated bone loss.  The Company is also developing tesetaxel, a novel, orally absorbed, semi-synthetic taxane that is in the same class of drugs as paclitaxel and docetaxel.  Ganite and Genasense are available on a “named-patient” basis in countries outside the United States.  For more information about Genta, please visit our website at: www.genta.com.

SAFE HARBOR

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Such forward-looking statements include those that express plan, anticipation, intent, contingency, goals, targets, or future developments and/or otherwise are not statements of historical fact.  The words “potentially”, “anticipate”, “could”, “calls for”, and similar expressions also identify forward-looking statements.  The Company does not undertake to update any forward-looking statements.  Factors that could affect actual results include, without limitation, risks associated with:

•	the Company’s ability to obtain necessary regulatory approval for Genasense® from the FDA or EMEA;
•	the safety and efficacy of the Company’s products or product candidates;
•	the Company’s assessment of its clinical trials;
•	the commencement and completion of clinical trials;
•	the Company’s ability to develop, manufacture, license and sell its products or product candidates;
•	the Company’s ability to enter into and successfully execute license and collaborative agreements, if any;
•
the adequacy of the Company’s capital resources and cash flow projections, the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations, or the Company’s risk of bankruptcy;

•	the adequacy of the Company’s patents and proprietary rights; and
•	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2008 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

CONTACT:
Genta Investor Relations
info@genta.com